Financial Statement No. 6.2


                                EUA Ocean State Corporation


                     Capitalization at             Adjusted for Maximum
                     June 30, 1995                Short-Term Debt Request
                         $      % w/o  % w           $       % w/o    % w
                      Millions  STD    STD        Millions     STD     STD

Long-term Debt         $34.8    64.9%  64.9%        $34.8     64.9%    59.4%

Preferred Stock          0.0     0.0%   0.0%          0.0      0.0%     0.0%

Common Equity           18.8    35.1%  35.1%         18.8     35.1%    32.1%

    Sub-total          $53.6                        $53.6

Short-term Debt          0.0            0.0%          5.0               8.5%

Total Capitalization   $53.6   100.0% 100.0%        $58.6    100.0%   100.0%